June 25, 2024

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentlemen:

We are the independent registered public accounting firm for GATC Health Corp (the “Company”). We have read the Company’s disclosure set forth in Item 4 “Changes in Certifying Accountant” of the Company’s Current Report Pursuant to Regulation A on Form 1-U dated December 1, 2023 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Macias Gini & O’Connell LLP